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EXHIBIT 21

                                SUBSIDIARIES OF THE COMPANY

1.      NTC Technology Inc.

2.      NTC Management Inc.

3.      Emertech, Sarl.

4.      Novametrix International, Ltd.

5.      Novametrix Acquisition Corporation

6.      Novametrix Foreign Sales Corporation

7.      Children's Medical Ventures, Inc.



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